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FILENET CORPORATION

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Filed by FileNet Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: FileNet Corporation

Commission File No.: 000-15997

This filing relates to the proposed acquisition of FileNet Corporation (“FileNet”) by International Business Machines Corporation (“IBM”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 9, 2006 by and among FileNet, Nassau Acquisition Corp. and IBM. The Merger Agreement is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by FileNet on August 10, 2006 and is incorporated by reference into this filing.

The following items were provided as indicated below: an email sent to FileNet customers, an e-mail sent to FileNet partners and the transcript of a call with FileNet managers.

The following is the text of an e-mail that was sent to FileNet customers on August 11, 2006:

August 11, 2006

Dear FileNet Customer,

We are very pleased to inform you that IBM and FileNet have entered into a definitive agreement for IBM to acquire FileNet. This is an exciting development where customers can benefit from a single vendor capable of delivering the breadth of information management requirements along with the specifics of how content applies directly to essential business processes. Upon acquisition close, FileNet’s products will be supported, sold and enhanced as part of the IBM Information Management software unit. The FileNet team will become part of a unified organization reporting into IBM Information Management. We believe that the pending acquisition creates attractive new opportunities for you and your organization.

IBM and FileNet have a shared goal to both preserve and enhance the investments you have made in FileNet’s products. Furthermore, your existing relationships with FileNet’s field organization, technical support team, and reseller partners will not be disrupted. Throughout the entire acquisition and integration process, ensuring your continuing success and satisfaction is paramount for us.

The FileNet and IBM Information Management product portfolios are synergistic, as demonstrated by the many joint customers we successfully serve today. Our teams share a common vision for delivering enterprise content management solutions to our customers worldwide. By joining forces, we can accelerate the innovation, integration, and expansion of our combined solutions to address a broader set of business requirements than ever before.

The integration of FileNet’s content-centric business process management capabilities with IBM’s industry-leading business integration provides the broadest continuum of capabilities for process automation solutions where content management is required. Working as a single organization after closing, we expect to greatly expand and accelerate our delivery of these solutions.

As a customer of IBM, you will benefit from the vast customer service and support resources available through the world’s largest and most successful software organization. Your existing relationships with FileNet sales, support, and business partner personnel will be further enriched by IBM’s global account relationships, world-class technical support infrastructure, and other value-added services for customers.

Between now and the acquisition close, FileNet and IBM will continue to conduct normal business operations. We will also be coordinating our plans across our two organizations to ensure a smooth transition experience for all FileNet customers and business partners after close.

We encourage you to learn more about this announcement by viewing the press release at http://www.filenet.com/English/News/Global-English/Current_Press_Releases/ibm06.asp

We invite you to learn more by attending a Webex on Tuesday, August 15, 2006, at 8:00 am, Pacific, hosted by Ron Ercanbrack, President, FileNet Corporation.

The acquisition, which we anticipate will close in the fourth calendar quarter of 2006, will require government regulatory approval and agreement of FileNet shareholders and is subject to other customary closing conditions.

We hope you share in our excitement as we embark on this new venture. Thank you for your support and we look forward to continuing our important relationship with you as FileNet becomes part of the IBM organization.

Sincerely,

Lee Roberts Chairman and CEO FileNet Corporation	Ambuj Goyal General Manager IBM Information Management Software

Additional Information about the Acquisition and Where to Find It

A special stockholder meeting will be announced soon to obtain stockholder approval of the proposed acquisition of FileNet Corporation by IBM. FileNet Corporation intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of FileNet Corporation are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about FileNet Corporation, IBM and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by FileNet Corporation with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at FileNet Corporation’s website at www.filenet.com or by sending a written request to FileNet Corporation at 3565 Harbor Blvd., Costa Mesa, California 92626, attention: Chief Legal Officer.

FileNet Corporation and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of FileNet Corporation’s stockholders in connection with the proposed transaction is set forth in the proxy statement for FileNet Corporation’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2006. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.

FileNet Corporation 3565 Harbor Boulevard, Costa Mesa, CA USA 92626-1420. FileNet is a registered trademark of FileNet

Corp. All other products are trademarks or registered trademarks of their respective companies.

© FileNet Corporation USA, 2003-2006. All Rights Reserved.

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FileNet Corporation supports and adheres to the privacy policy outlined by the Direct Marketing Association (DMA). If you do not wish to receive any email communications from FileNet, please click here to remove your address.

The following is the text of an e-mail that was sent to FileNet partners on August 11, 2006:

August 11, 2006

Dear FileNet Partner,

We are very pleased to inform you that IBM and FileNet Corporation have entered into a definitive agreement for IBM to acquire FileNet. Our relationship with you remains intact, your channel and technical support team at FileNet remains unchanged, and you and our customers will continue to receive world-class service and support from us.

This is an exciting development where customers can benefit from a single vendor capable of delivering the breadth of information management requirements along with the specifics of how content applies directly to essential business processes. Upon acquisition closure, FileNet’s products will be supported, sold, and enhanced as part of the IBM Information Management software unit. The FileNet team will become part of a unified organization reporting into IBM Information Management. We believe that the pending acquisition creates attractive new opportunities for you and your organization.

IBM and FileNet have a shared goal to both preserve and enhance the investments you have made in FileNet products. The FileNet and IBM Information Management product portfolios are synergistic, as demonstrated by the many joint customers we successfully serve today. Our teams share a common vision for delivering enterprise content management solutions to our customers worldwide. By joining forces, we can accelerate the innovation, integration, and expansion of our combined solutions to address a broader set of business requirements than ever before.

The integration of FileNet’s content-centric business process management capabilities with IBM’s industry-leading business integration provides the broadest continuum of capabilities for process automation solutions where content management is required. Working as a single organization after closing, we expect to greatly expand and accelerate our delivery of these solutions.

We will be reaching out to your organization over the next few business days to share more specifics about the acquisition, integration planning, and to discuss your corresponding business goals and requirements. Please join us for a conference call on Tuesday, August 15, for all FileNet partners to discuss our short- and long-term vision for this new organization.

Date: Tuesday, August 15, 2006 Time: 9:00 a.m. Pacific Time Domestic: 800-374-0775 International: +1 706-679-8670 Conference ID: 4494879	Date: Tuesday, August 15, 2006 Time: 5 p.m. Pacific Time Domestic: 800-374-0775 International: +1 706-679-8670 Conference ID: 4496050

Meanwhile, you can learn more about the announcement by viewing the press release at http://www.filenet.com/English/News/Global-English/Current_Press_Releases/ibm06.asp

This acquisition, which we are targeting to close in the fourth calendar quarter of 2006, will require government regulatory approval and agreement of FileNet shareholders and is subject to other customary closing conditions. Until then, the companies will, of course, continue to operate as separate entities.

We hope you share in our excitement as we embark on this new venture. Thank you for your support and we look forward to continuing our strong alliance with you as FileNet becomes part of the IBM organization.

Sincerely,

Ron Ercanbrack President FileNet Corporation	Ambuj Goyal General Manager IBM Information Management Software

Additional Information about the Acquisition and Where to Find It

A special stockholder meeting will be announced soon to obtain stockholder approval of the proposed acquisition of FileNet Corporation by IBM. FileNet Corporation intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of FileNet Corporation are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about FileNet Corporation, IBM and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by FileNet Corporation with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at FileNet Corporation’s website at www.filenet.com or by sending a written request to FileNet Corporation at 3565 Harbor Blvd., Costa Mesa, California 92626, attention: Chief Legal Officer.

FileNet Corporation and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of FileNet Corporation’s stockholders in connection with the proposed transaction is set forth in the proxy statement for FileNet Corporation’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2006. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.

FileNet Corporation 3565 Harbor Boulevard, Costa Mesa, CA USA 92626-1420. FileNet is a registered trademark of FileNet

Corp. All other products are trademarks or registered trademarks of their respective companies.

© FileNet Corporation USA, 2003-2006. All Rights Reserved.

Legal Notice | Privacy Statement | Contact Us

FileNet Corporation supports and adheres to the privacy policy outlined by the Direct Marketing Association (DMA). If you do not wish to receive any email communications from FileNet, please click here to remove your address.

The following is the transcript of a call with FileNet managers held on August 10, 2006:

FILENET

Moderator: Lee Roberts

August 10, 2006

11:45 am CT

Operator:	Good morning ladies and gentlemen and welcome to FileNET’s management meeting.

At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time.

If anyone should require assistance during the call please press the star key followed by zero on your touch-tone phone. As a reminder, this conference call is being recorded today, Thursday, August 10, 2006.

I would now like to introduce your moderator for today’s conference call Mr. Lee Roberts. Please go ahead.

Lee Roberts:	Good morning everyone.

Man:	Good morning Lee.

Lee Roberts:	Good morning everybody.

Man:	Good morning.

Lee Roberts:	Obviously a huge day for the company. But before we talk about that I just want to take a second. I’m sure you’ve all seen what’s happened in London this morning. So you know every thing’s at Red Alert.

We’re not changing our travel policy or stopping people from traveling. But obviously if people are uncomfortable with it then that’s - it’s up to you and your employees to make that decision.

United Airlines is calling. So obviously it’s a very unfortunate situation. But we’re not going to cease traveling. We’re going to follow whatever the government says to do.

Switching gears, this is I think, an exciting day for the company. I’m sure a lot of you have seen the rumors and there’s been a lot of speculation in the last week or two about what’s going on.

And obviously a huge amount of time’s been spent by a few of us in working on this particular transaction.

We’ll take you through a set of charts in a minute. But in my opinion, this is absolutely the right thing to do at absolutely the right time.

I think the combination of IBM and FileNET is nothing but goodness for customers, is nothing but goodness for employees. And we’ll talk about why that’s the case in a minute. And it’s I think tremendous for the industry and for partners.

The combined entity will be over 840 million in revenues and over 3000 people. So one of the key things that IBM was looking to do here is to take their business and take our business, merge them together, put them under common management. Most of that management will be FileNET management based here. And then basically drive the industry.

And so for a long time we’ve talked about how do we become a billion dollar company. We just found a way.

So there are some people who refer to this as a reverse takeover. I’m not sure those are the words I’d use. I think it’s just a combination that makes a lot of sense.

Now I know a lot of us have talked about IBM as a competitor and they have been. But they’ve also been a partner in a lot of ways. We’ve partnered with them with IGF and we’ve partnered with them on the hardware side by integrating their drives.

We’ve done a lot of work around integrating the Websphere and DB2. And now you know, in the point of competition now we’ve become friends instead of foes.

And when you think about it, the combination of our capabilities and leveraging our products, their products, their go to market capability, 400,000 people roughly give or take, huge services capability, what that does is enable us I think to get done what we want to get done faster.

I think the key message to all of you before I go through the charts — and I’m sure I’ll end up getting in the picture without getting off the chart — is because the first question everyone has is that’s all really interesting but what does it mean to me right, and do I have a job?

And I would tell you — I worked for IBM for a long time so I probably have some bias — but I know the good and bad. But I would tell you the one thing that has been consistent with IBM from the time I got the very first call is IBM’s focused on people.

I mean from the get-go and for (Carl) and (Sam) who were in most of the meetings with me and then (Ron) and the meetings that he was involved in, it’s always been around we don’t just want to buy the product. To us the value is the management teams and the people.

So it’s IBM’s intent to try to keep everyone. Now obviously there’s going to be some people on the bubble and (Janet) will talk about that in a minute. But even where we have some issues, I think IBM still wants to try to find if they can, a place for everybody to work. I would not say that about many other companies.

So if you’re a developer today, you’ve got a job. If you’re in customer support today, you’ve got a job. If you’re in sales today, you’ve got a job. If you’re in marketing today, in 98% of the cases, there is no issue.

If you’re in FP&A, there’s some areas where there’s going to be some overlap. But the number of people that are going to be potentially impacted negatively is very small.

The flip side is IBM wants to base the management of this new business with its 3000 people, 1200 people in development, double our sales force, over 300 salespeople, over 300 SEs in the field, it’s going to be headquartered here.

So most of the executive team will be executives here working together with IBM that drive this business.

And I think what you’re going to see is IBM obviously has a little more cash than we do. Now they’ve got the ability to invest a little more than we do. So they’re going to be able to do some things that we couldn’t do ourselves.

And if you’re a customer out there today, you know, I’ll tell you, if I was IBM customer or a FileNET customer, I’d be pretty happy about this.

So I think this is a great transaction for a lot of reasons. This is kind of why we’re here. I’ll let you read the chart. But I think the real message is what we want to today is make sure you understand why we did this, feel comfortable with it, internalize it, process it because it takes a while.

And then we need you to be ambassadors right, because I can’t talk individually to 1800 people. So over the next week, two weeks, there’s going to be a lot of questions. What does this mean to me if I still have a job? What’s my career opportunities? So we need to make sure you’re comfortable so you can articulate that to people.

But IBM is going to help. So on Monday we’re going to have the IBM executives team here. We’re going to have a big meeting, big celebration. We’re going to a little more detail in talking about some of these things. We’re going to have five HR professionals on site all next week who together with (Janet) and our team will be able to hold one on one’s and one on many groups to talk about here’s IBM benefits and here’s what it means to you.

And I think pretty quickly - good thing I operate without (Foil). Oh that’s a throwback. Without PowerPoint.

So what our intent here is to be as open as possible, deliver as much information as we can possible, take any of the personal concerns out of this that we can and start focusing in on how do we integrate these two companies to make it work.

And a key message - a key point to recognize is this is not done okay. Now we’ve agreed. They’ve agreed. We’ve signed. Now there’s a period of time that has to go on where regulation or regulatory people to look at it, it’s got to get approved, the shareholders have to vote. It could take until early to mid October before it happens.

So until then, we’re FileNET, they’re IBM. Right? After that, then we’re IBM. So we can talk now kind of in a broad context about where we’re going, but as far as the sales guys are concerned, between now and the day this closes, guns, bayonets, the sixth right? After that, we can shake, kiss, hug and walk down the street together. But that’s - you’ve got to understand that. Until it closes we are a separate company.

You’ve seen most of the data. In the mean it’s - in my opinion, I’m going to say I’m competent to explain this because I’m sure a lot of people are going to go I don’t quite get this. The stock’s trading at 35 and you sold the company for 35. That’s a stock premium of zero.

The reality is that that’s not how these decisions get evaluated. In the reality the stock has run at an unprecedented rate since mid part of June. So when we started having discussions with IBM, the stock was considerably lower than 35.

I think the key messages — and I’m going to have (Sam) come up in a minute — because I think it’s important for you to understand how these deals get framed, how do people look at companies. Because it’s a little bit like, as we look at acquisitions, how do we look at acquisitions? How did IBM look at us as acquisition? And then you get a sense for how this gets valued.

The other point I’ve already made is in terms of reporting, this is going to get combined, 3000 people based here. But development is everywhere. So we think we have a development team that’s scattered around the world today. Get ready. Because October 15 we’re going to have people over in Russia. We’re going to have people in Japan. We’re going to have people in Israel. We’re going to have people in other countries in Europe, Eastern Europe. We’re going to have many more people in India and China than we do today. We’re going to pick up 300 developers in San Jose.

So the development team is going to become immense. So it will go from 600 to 1200 when the combination goes together.

Now in terms of how it’s going to report, we’re going to report into IBM. And for those of you who know IBM, it’s a big company. Sam Palmisano is the CEO. I asked for that job. I didn’t get that one.

And then underneath that are a whole series of businesses right? So you’ve got IBM Global Services is one business. You’ve got IBM software as another business. You’ve got the technology divisions and then you’ve got the sales operations.

So we’re going to report into software. That’s a $13, almost $14 billion business. So it’s - and probably one of the biggest profit generators for IBM. That’s run by (Steve Mill). And (Steve) has five line executives underneath him. So they kind of partition the business because it’s too big.

So we’re going to report in to the Information Management Division which is about 7000 employees. It’s run by (Ambush), somebody who’s been at IBM for a long time, started in IBM research. So for those of you that are a little more technical than me, you’ll have I’m sure some interesting discussions — really bright guy, very capable, very amiable. You’ll meet him on Monday. And then we’ll report up into (Ambush). So that’s where the company will be.

The sales force is going to be integrated and managed as one entity. But obviously it’s going to be out in the territories like it is today.

In terms of products, there’s - don’t run home and say is P8 going to be get clobbered tomorrow. Nobody writes a check for $1.6 billion to burn the very reason it bought the company.

The intent of IBM is actually to maintain both product lines. So they’ve got a set of customers in a product line. We’ve got a set of customers in a product line. They’ve got a set of software underneath. We know it as Venetica. They know it as ICE, that allows us to do cross repository connections.

So the intent for IBM is to have one common management team with a separate development team for their products, and separate development team for our products, sales forces that sells both products. And obviously we’re going to have to go through and figure out exactly the mechanics of that.

So if you’re a FileNET customer today, we’re probably not going to sell IBM products. If you’re an IBM customer today, we’re probably not going to sell FileNET products. And the question is what do you do everywhere else? So we’re going to have to sort all that out over the next period of time. But that’s the intent.

So there is no plan to shoot this product or shoot that product. The intent is to maintain both products, use ICE as a way to - on a back end integrate these things from a cross repository capability.

And then we’re going to pick up some nice capabilities. I mean IBM has some products that you may not be aware of that we’re going to inherit that will be good. They’ve got a fairly sophisticated set of search technologies for example, that probably you don’t know about.

They’ve done quite a bit of work around compliance that will beef up the compliance story that we have. So and we’ll get into more and more details about that as we go on.

So in terms of what does this mean for FileNET? The first thing is you need to know the entire senior management team is going over. Every executive is going over. Every one of us signed an agreement to go to IBM. So that must tell you something. No one is jumping ship.

All of us will in essence continue in the roles that we have. So organizationally it’s going to look like it does today. It’s just that you’re going to trade a FileNET logo on your business card for an IBM logo.

The product lines I’ve talked about, I’ve also given you a perspective for what the size of the business would be.

With that, I want to switch to this valuation discussion because you’re going to get a lot of questions. This is a very, very peculiar situation, very peculiar for a stock to run like ours has run and get to a situation where in essence people say well you’re paying a zero spot premium. That does not happen very often.

My opinion is the reason it happened has been there’s lots of things that go on in the market that drive that. But what’s really key is for you to understand how do people evaluate companies? Because people don’t go out and buy a company based on the stock price. What they want to know is what’s the underlying value?

So (Sam)’s going to take you through the different methodologies that bankers and companies use and show you in essence kind of how this deal could have got constructed. So (Sam)?

(Sam):	Thanks. ThinkPad? Okay, just real quick, obviously this is an important day for FileNET. And some of the issues around it are somewhat of a mystery to some of the folks. So just really quickly I thought I’d give a high level view of the process.

First of all, the company belongs to the shareholders. It’s the shareholders ultimately sponsored ability to decide for the sale. The board recommends the sale to the shareholders. And obviously that’s an important decision for the board to make — a very, very important decision if not the most important decision they made regarding the company.

And in just discharging their responsibilities, they look at a number of factors for valuation of the company. Clearly the one that’s most prevalent in everybody’s mind is what was the stock trading at the day before the announcement and what was it trading at the day after the announcement? And clearly that is a factor in reaching the decision. But valuations take place over a longer period of time that the board has to take into account.

So we look at it in various snapshots — where was the stock here, where was the stock there — and decide - and take that into - partly into account. There are many other metrics they do take into account, though, and I’ll just highlight a few when thinking about the decision. There are others.

For one, the discounted cash flow of the company, which is the cash flow stream going forward — what is it worth today, and to take a look at that price and evaluate that. So really the enterprise value of the business and we’ve talked and I’ve mentioned from time to time about the cash balance for the company and how much cash we have on hand. And that number’s known and fixed and is worth a certain value.

The business, however, is more of a variable. You can easily point to a dollar and say exactly what that’s worth. The business is less easy to point to and say what is that worth because it’s really in the eyes of the buyer and it’s also in the yes of the financial mechanics of the valuation of that business.

So they look at what they call the enterprise value of the business. And the enterprise value of the business would be the total value of the company minus the cash balance the company has or parts of the cash balance the company has on hand. And that’s generally the consideration paid for the business. And from time to time if you read about this transaction you may hear people talking about the enterprise value of the business and what’s paid for it.

Clearly multiple of sales is a key measure. The board took into account those metrics as presented. A multiple of earnings — everybody’s pretty well familiar with the term earnings per share so they look at that number and say, “Okay, what’s the earnings per share of the company? How does that apply to the factors of the stock and the multiple (of) cash flow?” So not only the earnings per share but how much cash does the business generate lends to a value, and as I mentioned, many, many, many other metrics.

The board is guided by very competent outside professionals who advise them many times throughout the transaction about - and help them reach their decision, so you sort of take that into the mix. And the board reached a conclusion that this — as Lee indicated — was the best outcome for the shareholders.

So I don’t have a whole lot more to add. There will be more filing from time to time about the transaction and the merger. And one of the most important things I can tell you is you’re still an independent company and continue to do your job and continue — as Lee said — was it bayonets forward and your (names) out or whatever military - he wants to use. So thank you very much for your support and we’ll keep you posted time to time and talk to you about it later. Thank you.

Woman:	Okay. Okay so, you know, I know that this is a day of change and it’s, you know, change sometime presents a uncertain future. But I will tell you that having been involved with a due diligence process with these folks they are really - they want our people and they, you know, have said, “Look, everybody’s going to get an offer the day after we close.” They had to modify the language to say “nearly all” for legal reasons. And, you know, I don’t know that that will actually change the reality, but they have been very clear about everybody — “We want everybody.”

And there are two types of retaining. One is going to be retain going forward development, sales, professional services, customer services and support. And it keeps going on just like you have been. And then there are probably some departments that overlap. And so that’s going to be mostly in the G&A area and other infrastructure functions where we might have some overlap.

And for those folks — and there are plenty of us in the room — we will get an offer. And the offer will have a transition period in it or a retaining, okay? It’ll be evaluated because not everybody’s from G&A (can go) and probably maybe even not most. I don’t know. But I really trust them so I could tell you what the plan was. I said, “Look what’s the worst possible case, because that’s what people are going to have on their mind. What’s the worst possible case if I have to make plans?” And they said it would be a 60 to 90-day transition. And then at that point (unintelligible).

But I really don’t want labor on that because I honestly think that they are very interested in keeping our people. That is going to not be the majority of the situation, but I think sometimes in change you say, “Okay, well this could be an opportunity and this could be a danger.” And, you know, the danger — “Okay, what is,” you know, “what do I need to be worried about as the worst possible case?” So that’s it.

But I will tell you they have been really interested in our people. During the discussions due diligence they wanted to know about our focus group, they wanted to know about our culture, what people said. I mean I have been really impressed with the way that they have handled this subject. So we’ll know more in the days to come and, you know, the close is set to happen in Q4 and they promised to make sure everybody knows what the situation is by the day of the close. So we will let you know as we go forward. And there’s a lot of work to be done between and now.

So that’s the two (first) points I just kind of talked about. I didn’t know as much about IBM going into this as I know now. They are really a very generous company with respect to their benefits and their professional (development) program. So they have, you know, 350 to 400,000 employees. It’s a big company. A lot of people work remotely, so, you know, they’ve made a lot of acquisitions and, you know, if they’ve had somebody displaced sometimes they say, “Hey” (unintelligible) our HR people. Work on our integration team,” and they’re working remotely on the integration team.

So I think that you will see in the days to come — and there’s going to be a FAQ on HR matters coming out on Monday after our meeting — you’re going to see that they’ve got a fantastic tuition — and it’s not reimbursement; they pay it directly to the university for a degree program — they’ve got a fantastic reimbursement program that (fits) a class by class station.

I know that this is on a lot of people’s minds because we’ve been talking with people on (unintelligible) what’s on their minds. Tuition reimbursement is something, professional opportunities, career growth. When you think of a company that has 350 to 400,000 employees, there’s a lot of opportunity there. So I think there’s every reason to be very optimistic about the professional opportunities that this acquisition can present to our employees.

The benefits program is really great. As an example, the 401K has a one to one match up to 6% of salary contributed. Pretty good, huh? So - and I know that that is also a hot button so I’m, you know, really happy with that. They’ve got a choice of medical plans. You know, some are less expensive, some are more expensive. It kind of depends on your situation. You will be getting a lot more information about benefits in the next few weeks.

We’re not going to have the benefits meeting next week, although we will have six or seven retired IBM HR executives in the HR department next week on Monday and Tuesday. If you do have questions they’ll be there to answer them, but they’re coming back in (en masse) to do structured meetings the week of the 21st so they’ll be back to meet with groups about benefits.

And I think that you will generally feel that this is a really nice benefits program that is (going to be offered). So it’s an opportunity to be one of the largest and most respected corporations in the world. Obviously we know that. They are the recipient or a top recipient every year of the highest member of the U.S. patent. They appear regularly on Best Places to Work — the Fortune Magazine, and Working Mother Magazine, so I mean they are really recognized for their people programs.

They’ve got a nice matching program for charitable contributions, etc., so I mean they - it’s really a balanced situation that I think we can expect. They are world renown environment of innovation R&D, technology, leadership. They’ve got over 3000 scientists working there in labs in six countries. So, you know, they really have focused on innovation so I think that’s a nice environment to be going into.

And expanded reach for business and professional opportunities — they have employees in 170 countries. We have employees is about 18 countries. So that’s a lot of countries where there are IBM - I mean employees and also potentially opportunities. So I, you know, I want to leave with, you know, the acknowledgement that (unintelligible) present (unintelligible) that there is every reason to look at the opportunities (by the) (unintelligible) and, you know, (a lot of ideas) (unintelligible) (forward) and a lot more information obviously. So I guess we’re not really (unintelligible).

Man:	Yes. I think, you know, (unintelligible) operations (unintelligible). So they’ve got quite a head (unintelligible) scattered around. I think the key thing that, you know, I want to emphasize — and you’re going to have to see it to believe it — but this is a people-based people management company. And I would tell you, (Sam) and (Carl) who didn’t have the (unintelligible) working here for 20 years like (Ron) and I did, I think were blown away in the first couple meetings about IBM and its attitude.

I would tell you in every meeting we went in, the first topic was, “I want to talk about your people.” That is not the way other companies work. So if I was you in most cases, I would go home tonight and say the world hasn’t changed. We’ve just doubled the size of the business. You know, we’re on the verge of doing what we want to do, you know, P8 is a product they are very impressed with.

They’re very impressed with our team. You know, I think you can look at this from the standpoint of not just, you know, working for a bigger company that has the ability to do some of the things from a benefit standpoint that we can, but look them as a company too that provides a lot of opportunities.

So, you know, in IBM — for those of you that want to move — you know, (a lot), right? But for those of you that say, “Hey,” you know, “I want to be the next Sam Palmisano,” there’s a heck of a lot of job opportunities for people in development. You know, I mean they’ve got a $13 billion business, so there’ll be opportunities for development — people to get promoted into other parts of development, you know, in sales — for people to move up through the ranks in sales.

So from a career development standpoint, the opportunity is huge. From a benefit standpoint, knocks us right off our feet, you know. It’s a little embarrassing but I realize they’re a lot bigger than us. They can do a few things that we can do. So I would take this home. And in my opinion I’d think about it a little bit, ask a lot of questions, but I think this is very positive from a people perspective.

You know, why IBM? Because they’re writing the check. But I think what’s interesting with IBM is that, you know, first of all the DNA of the companies are similar. I mean there are a lot of similarities between the companies and, you know, become obvious to you as you meet them.

The second thing is that we have almost an identical view. So if you sit down and say, “Okay we’re not a competitor. Let’s just put your game plan and my game plan down and where do you think the world is going,” boy I’ll tell you, you have a hard time. And if you switched the logos you’re not sure whose charts you’re looking at. So the reality is we have this common vision and a common perspective, which means, you know, we’re not going to have to go in and get reshaped or reshape anybody else’s minds. We’re just going to be in execution mode. And I think that’s really key.

You know, I think also, you know, with IBM and its leverage, it’s presence I mean you take a look at - I mean their marketing might is awesome. They have 10,000 sales people in software. So when we talk about, you know, the few accounts that Mr. (Mongesat) has, you know, that are global that get special attention and we have one person on them, they have ten times that number of accounts with an army on them.

When they ran into a competitive battle, as we know, right (Fred), they have the ability to call very high. So (unintelligible) the size of the company, they had access (to leverage) (unintelligible) we can only dream of. So that’s going to help us right, because I can tell you if you’re IBM, they’re not buying us because they’re interested in a $400 million business. They’re buying us because they see this as big as their database (unintelligible). Their database business is $3.3 billion a year. And put the maintenance stream on that. They believe exactly what we believe — that this market’s going to be that big.

So their view is, “Hey we’re going to buy FileNET and combine it with what we’ve got, and that’s $840 million. That’s very interesting. How do we get that to $2 billion quick? How do we get that to $3 billion and $4 billion?” That’s something that we couldn’t - quite frankly we couldn’t do by ourself.

So I look at this as an opportunity for to accelerate what we want to do and change the dynamics of the market. This is going to accelerate customers. Customers today are going to look at this thing and said, “Hey if I was thinking about (unintelligible) (standard) decision yesterday, I know I have to make one today.” So lots of positives.

You know, why is this good for customers? You know, basically the customers are going to see we’re going to protect their investments and now they’ve got the strength of having IBM. So, you know, it’s not bad to be dealing with a vendor with a lot of money and a lot of people in a huge support structure. And I think they’re going to see that in a very positive way.

I’m sure there’ll be somebody out there who doesn’t like IBM, right? But I think in general most customers will see this in a positive way. And one of the things that we’re aggressively moving on now is to touch those customers quickly — get to those customers through web access, explain what we’re doing, shape the playing field before our friends in Boston do. Because if I was those guys right now, I’d be on my heels with (disk drives laying) on top of me.

So what we want to right now is go figure out, you know, how do we get that message out so that customer (unintelligible) is, you know, we have to explain somebody else’s, you know, peculiar view of it.

Second thing that’s really important is partners. You know, partners can be a little nervous, right, because now we’re IBM and they’re going to see IGS and what does that mean. So we’re already putting calls out to the key SIs, because obviously they’re the ones that are critical. And, you know, the reality is IBM has a huge business. They have 140,000 people in services. But interestingly enough, they do a huge amount of business with Accenture, Bearing Point, Cap Gemini. So, you know, people think that all IBM does is deliver through IGS. That’s not true. They deliver almost as much to everyone else.

So I think all we need to do - and the people that we’re dealing with at Bearing Point and Accenture, they know that. But I think what we need to do in the next day or two is just reinforce it. Look, nothing has changed. And this is a key message from IBM. We don’t want these partners to be the losing partners. We don’t want these partners to feel like they’re now captive to IGS and have them go away. So I think that’s a key thing for us to do.

So, you know, what do we do next? You know, I’d ask you to read the (unintelligible) materials. Get ready because - I hope you have glasses. You will not be short of documentation. I can guarantee you. You should see the documentation we put together.

Second, you know, obviously we’d like you to attend the announcement meetings. Our plan is to have, you know, a lot of fun on Monday, you know, do a big bang announcement, go up to Kirkland the next day. We have a whole roll out, I think it’s coming on this chart. I can’t remember. We haven’t slept a lot lately. Be available all day. I mean I would ask you to put a priority not just on Monday, but for the next two to three weeks except for you (Ron), a priority on your employees.

The most important thing right now is having people feel comfortable. So don’t worry about - that doesn’t mean - where is (Jim)? The (unintelligible). But this is a time when, you know, we get paid to be managers. This is a time when we need to sit down and talk to our people. So if somebody comes in and they’re worried. Don’t blow them off and say, well I’ve got five minutes because I’ve got to do this. You’ve got to take the time.

You have to be ambassadors of this thing. So if you’re not believers, you need to tell us so we can help you understand and (unintelligible). But we really need you to take the time to understand this and be sensitive to the fact that what you’re going to think about today and tomorrow, your people are going to think about it today and for the next two weeks.

You know, I think we’ll be able to answer most people before - way before close, where they are. And we’re being crystal clear, so crystal clear. If you’re in development, you have a job. There is nothing to worry about. If you’re in customer support, you have a job. There is nothing to worry about. If you’re in sales, you have a job. There is nothing to worry about. If you’re in marketing, 98%, you have a job. If you’re FT&A, you know, and even there I can tell you, a lot of FT&As are coming across. So you know, I want to make that crystal clear, okay?

And then, you know, we’re going to have the announcement on Monday, and then, you know, we just need your help. And if you have questions - you’re going to get a lot of questions you don’t have answers to. Don’t make it up, please. You know, one of the things some people like to do is make it up.

Don’t do that. If you don’t know, go to (Janet). We’re going to have IBMers all over the place to help, so make sure we give the people the facts, that we give them access to the data. IBM has got more data online then there is trees to write it on. You know, the trick is they’re going to be finding it, not that it’s not there.

In terms of timeline, where are we? Oh, today is (unintelligible). So we’ve already done a lot of things. For some of us, today has just been a long day. It started weeks ago. But, you know, we’re in the midst now of chatting with you. We’re going to go and do an employee telecon and then kind of talk about many of these things. There’s going to be a letter going out from (Ann Buje), you know, who is division executive at Owens (unintelligible) shortly today.

And then this afternoon, you know, what I really would encourage you to do, even though I know we don’t have all the answers, I would encourage all the line execs to bring their people (unintelligible). You know, and again, don’t make it up. Have somebody there. But I think at this point, you know, just giving people, telling people what you know. Giving people — that’s American Airlines is calling — giving them a chance to listen a little bit, think about it a little bit, frame their questions. That’s a good thing. And I would tell them, hey look, you know, it’s going to take a week or two for this all to come out.

I think Monday will be a key meeting, and I think they’re going to hear it directly from the IBM guys and gals. You know, we’re going to have the HR people here. I think everything is going to start to fall out. I would say IBM is on a rampage to lock down everybody as fast as they can. So IBM doesn’t want to drag this out. IBM wants people to know. And I think you’re going to see us move as quickly as we can to communicate to everyone.

So Monday, you know, we’re all going to get on some buses, and drive over to the (Brent) Center, you know, and I’m counting on you for an incredible world class event. Show IBM how we do it without he beer and without the band (Ron). And IBM is going to get a picture and they don’t like the appearance likeness with elephants. So they said, make it appear (unintelligible).

Man:	(Unintelligible).

Man:	But it - but anyways, the meeting basically I’m going to get up and say a few words and (Buja) is going to get up and say a few more words. Then we’re going to have an HR executive get up and talk about that. (Janet) is going to get up and talk about HR. Then we’re going to come back here and have lunch. You know, we’re not going to make any speeches. We’ll have a barbecue, have some fun. And then starting at 2 o’clock we’ll start rolling out more information relative to HR and that will just roll out over the next couple weeks.

Tuesday, we’re going to go to Kirkland, if we can get on an airplane and get through security. And, you know, basically though even though obviously the folks in Kirkland are already going to hear this, I think we’ve got a critical team there. We want to bring the Vancouver folks down and be able to have a face to face. And then on Wednesday we’re going to actually go to Edmonton and do that there.

The following week, you know, a team of us are going to go to Europe. So next Saturday I guess we’re going to pile on a plane, go to Dublin, London, Rome and Frankfurt. It looks interesting but let me tell you it’s a going to be a pain every day to really make sure that everybody in Europe knows what’s going on. And then obviously we’re going to make some plans for how we handle Asia Pac.

And then at the same time, you know, we’re interacting already with customers’ partners, Usenet board members. We’ve already had a conference call with the analysts. I think the industry analysts, 80 people. I think we had 80 industry analysts on the phone. I would say, you know, everybody was positive. I think on the press call, does anybody know how many people? Sixty seven members of the press were on the call. We actually have a detailed briefing for Gardner I think this afternoon.

So this thing is, you know, in flight. I would tell you the early things that I have read, I haven’t had much time. But some of the Wall Street guys have come out and said this is a good deal. The industry analysts I think are coming out and saying it’s a good deal. I think the press, you know, that always make money out of finding some controversy will in general say it’s a good deal bug I’m sure they’ll find something to complain about.

And then, you know we’ve got plans laid out for the next 60 days. So I think you know, we’ve already done a lot of planning. We know what we need to do. This is not something that just happened yesterday that we haven’t thought about. We’ve been working on this for weeks, So, you know, I think the key thing now is for us to get you up to speed to make sure you’re comfortable. And you know, then we’ve got to wait. And, you know, we need basically shareholders approval and a whole bunch of things before this closes.

You know, some things that might pop into your mind, well let’s go to the one that most of you, and that’s bonus. What happens to my bonus? We are honoring your bonus. The bonus plan that’s in place will be in place for the balance of the year. And, you know, so even more reason to come back and say we can’t let this slow down the sales effort. Plus I don’t want to bequeath this to IBM after coming off of record quarters with anything other than a record Q3. So there is no excuse for not making the numbers in Q3, and the rest of us make money based on those numbers. Not feeling any pressure (Ron)? Okay.

Relative to sales though, you know, IBM is going to honor our kick off, so that you know we have (unintelligible) event. I can tell you that is not typical in IBM. So you know, but they’ve agreed that, you know, we’re going to go ahead and have that event. It will be just for us FileNET people. So it’ll be a big party. And we’re also going to keep our clubs. IBM has clubs too. But we’re going to keep our clubs. Just let me know because I’m going to be out of the room when that thing (unintelligible). It’s gotten worse over time.

You know, the Usenet meeting in Dallas is going to stay. I think it’s going to be a perfect platform for IBM and us to deliver a message.

FileNet P4.0 is on time. Vacation schedules, everything is the same. You’re going to find that the actual vacation plans and the holiday plans are a little better. We have - I think we have ten days and they have 12. So we’re almost 50% equal with the Europeans at this point. Trying to find a few more holidays.

All policies and procedures for the company, you know, maintain. You know, and we are trying to change IBM’s dress code. We have talked to them a little bit and they are thinking about shorts and tee shits. We’ve had a lot of late night discussions, you know, they’re sitting in a place called North Castle, which is the old IBM headquarters which is in (unintelligible). It’s about 50 miles in the trees. It’s kind of cute and woodsy and nice. But you know, as they were sitting there we were talking to them about the big moon and the palm trees and the breeze. So I think they’re kind of getting the idea that, you know, that maybe being a little more (beachy) might be a good thing.

But, you know, so for the reality as you can see I think, you know, IBM could have easily said, well, you know, this is (unintelligible). We’re not going to have a kick off, you know, forget your club, you’ll go in our club. I mean this just kind of shows you a little bit of what their mind set is.

So, you know, at this point that’s probably all we’ve got to say. I will be glad to take some Q&A. But I think it’s one thing that’s important, and this is not kind of as the curtain goes, you know, and you’re all going to doze. I really need you to listen to (Phil), because this is a delicate time. You know, a lot of people are going to make the assumption that because we said this today it is done. It is not done. And we have some very, very important responsibilities.

So I don’t want anybody to get in trouble. And so I want (Phil) to come up and take you one chart. And I would just ask, listen, okay?

(Phil):	Okay, thanks. Well there has been a lot of enthusiasm and a lot of excitement around this transaction. That’s a good thing. But we also have a long process to go. We’re dealing with we have a long regulatory road to go with folks like the Securities and Exchange Commission, the Department of Justice and the Department of Commerce. These are really great organizations as long as they’re on your side. As soon as you get crosswise with these folks, the process is going to slow down and we have all sorts of inherent dangers including penalties for the company for (unintelligible) so.

So I wanted to just brief you a little bit on a couple of things we have to keep in mind. You heard Lee say it, you heard (Sam) say it, and so now I’m here to say it (unintelligible). And that is we are still a separate company. We will be a separate company until the (unintelligible).

So what does this mean? A couple of things. This integration activity is (unintelligible). Integration activity, there is integration planning the actual part of the process that we will be going through (unintelligible) areas that (unintelligible) necessary (unintelligible) to plan for the integration that will occur…

Man:	(Unintelligible).

(Phil):	Okay. There we go. (Unintelligible).

Man:	I think you need to (unintelligible).

(Phil):	So, with respect to the planning activities, there will be planning activities ongoing. There will be a natural sharing of information. But what we cannot do is then take the next step and actually start integrating and start effecting that integration.

So you might have - what things you cannot do. On the sales side we certainly do not want people doing joint sales calls. We don’t want people collaborating on how to plan to approach a customer post closing. All those same activities that you would feel naturally prohibited from doing if this agreement did not exist, those prohibitions are still in place. So if you have any questions about that there are going to be transition teams around. You can forward questions to them and certainly to us.

With respect to competitive activities, basically the same set of rules. Competitive information, pricing information, customer information is not to be shared. If you have any question about whether to share it, not to share it as a part of the integration planning, go to me, go to (Karl), or go to one of the other (unintelligible).

You know, that was a pretty good slide. So if you have questions don’t hesitate to give me a call. Again, remember integration planning good. Actually implementing integration bad. Normal competitive information, it’s ours, it belongs to us. They are still the enemy. They are still our principal competitor. Let’s protect that information, not share it. If you have a question where you think you need to share it (unintelligible).

Man:	The other thing, there are certain words that we must avoid. So anything (that’s not) the size, the market dominant, the, you know, any (unintelligible) to imply, you know, we’re going to flatten the planet. These are things that we do not want to talk about.

Okay, so, you know, I would, you know, just encourage you to avoid those discussions.

So particularly the comments on the (sales team) which is a natural place for this to happen, you know, we are an independent company. Those happen, and someone speculates on what happens after it happens, I don’t want to speculate with anybody about the fact that, you know, we’re now the 800 pound or the 300 pound or the 20 million pound gorilla and everyone’s going to get (rolled) over by a steam truck in the morning. Do not let your people do that. Do not. Okay.

So with that what I’d like to do is open it up for questions, you know, anything is game. I don’t know that we can answer every question but, you know, you probably have a few. Fire away.

Man:	I’ve already a question from my people working for me about their stock option. What happens to stock?

Man:	(Unintelligible) stock option, yeah.

Man:	(Unintelligible).

Woman:	Right.

Man:	Right, yeah.

Woman:	So all (unintelligible) to accelerate right before the close, a few days before the close.

And you could exchange if we don’t have a trading window down but we might. So probably the thing that will really happen is you’ll be cashed out at the closing date or just after the closing date and receive a check for the proceeds so the difference between the $35 and your strike price.

If you have options that are underwater at $35, there will be no consideration there but...

Man:	(You’re already underwater) (unintelligible).

Woman:	Okay. (Fred).

(Fred):	(Clarification). So unvested (stock) will be vested.

Woman:	Yes.

(Fred):	Thanks.

Woman:	You’re welcome.

Man:	Is that a 100% vested?

Woman:	A 100%, yes.

Man:	A 100%.

Man:	We have people on their way to (unintelligible). So we’ll move forward with that but then we also have people (unintelligible).

Man:	We’re running our business as if we’re running our business so keep bringing the people on board.

Man:	(Got you).

Man:	When will (unintelligible)?

Man:	Repeat the question, please.

Man:	When is the trade - yeah, the question was when will the trading window be lifted?

We’re in the process of preparing a proxy statement that will be filed with the SEC hopefully in about eight days. That contains a lot of material insight information which is not yet public.

Accordingly we need to wait until that document is on file before we’ll be able to lift the trading window and our normal policy would then be third trading day following the release of that nonpublic information.

Man:	So that would be approximately…

Man:	It probably yeah, a couple of weeks.

Man:	And if I calculate the theoretical stock price…

Man:	It therefore (comes back) (unintelligible).

Man:	Rumor has it that (Bill Craylor) will be responsible for (unintelligible).

Man:	No, no. The truth is that (Bill Craylor) has become so world renowned for his invention of almost everything that he is being offered a position in Yorktown Heights as a research fellow to teach everyone how to walk on water as well as he does.

Man:	Oh.

Man:	And…

Man:	By the way this is being recorded and will be filed with the SEC.

Man:	Well as I said we’re very fortunate to have someone like (Bill) working for us so.

And I might add we have sung his praises as we’ve gone through this (broadcast).

Other questions?

Man:	And you mentioned this (unintelligible). Can you comment on some of our (unintelligible)?

Man:	Well, you know…

Man:	Repeat the question.

Man:	The question is, you know, how do we handle the SIs, how do we handle the strategic partners?
I mean, you know, my guess is we’re going to try to maintain relationships as best we can. You know we have not got into a detailed discussion with (IBM) on what we’re going to do and not want to do. I would find it rather difficult to imagine that they would want to work with us.

But let’s just play it out and wait and see. You know, I mean my view is right now we just run the business the way we run it. If they’re partners of ours then let’s just see what happens.

I mean one of the key messages and it’s important for you to understand and it got emphasized over and over today by IBM is that IBM wants to be in an open world.

So they’re not saying, “Hey look, you know, the only game in town is my product whether it’s hardware or software.” You know, they make the statement very aggressively about working with SI, not just (IDS).

They talked about the fact that they want all their software to be on Open Platform. I think they probably want to and they do have relationships with some of their biggest competitors, right, Microsoft for example.

So I think we just need to let it play out. And then we’ll see how - see where it goes.

Woman:	Can you tell us any implication of IBM’s level of interest in our various product lines?

Man:	Sure. Well their view of our product line is (its) (unintelligible). And they have gone through and maybe I could have (Carl) talk about this, but as I think a lot of you know, they’ve done a complete code review. We have had more meetings than I can even count in which we’ve done drill down on the products. They understand where we are with (IDS) and with all that stuff.

But obviously, you know, their view is they like all the products. They think - you know, they know that, you know, we’ve been victorious in the market against them many times.

So I think, you know, their plan is to keep all of them and add to them. Now over time, you know, are there going to be some intersections, some changes, possibly.

But I’ll tell you day one it’s full speed ahead with what we have and the product portfolio we have and the same with them.

Woman:	(Unintelligible).

Man:	No, no, let me help you on that. Let me tell you I would say one of the primary reasons they like (BPM). The challenge you have to understand is IBM is so big that you get into wholly religious discussions about (BPM), because you’ve got (BPM) means one thing in one part of the business and (BPM) means something somewhere else.

But what - the way they’ve talked about it and I think it actually makes a lot of sense particularly how we sell is content centric applications.

So (BPM) is really important. They see that as a platform for application development. They see that as a way to go out and add value for our customers.

So they are totally on board with all the products, they want to invest in all the products so I wouldn’t be concerned about it.

Other questions?

Man:	(So) can you comment (unintelligible) standard (unintelligible)?

Man:	Do you want to speak to that? Come on.

Man:	Yes. There are - there is already a set of (unintelligible) which are being documented and are being used in a whole variety of presentations we’re making to analysts and press and customers around seeing those. We’ve reviewed them. They’re ready to go.

There’s also supporting information around analyst information which can be used with customers and we’re working right now live on the customer (letter) and presentation that we will put in the hands of the sales guys and direct customers over the next few days.

So yes, there’s a set of materials and it’s very, very consistent with what Lee said here and what IBM said on the various calls we had this morning.

So there’s no lack of consistency in the message. We just want to make sure we get it to all of the customers and then have the sales organization deliver the face to face communication and answer customer questions.

Man:	(Unintelligible).

Man:	Yes, go ahead.

Man:	(Unintelligible) to (Leonard)’s point is we will not have a product roadmap combining the two. Is that what you were going to say (Phil)?

So there will be no IBM/FileNET roadmap that we will share with customers until the transaction’s closed.

Man:	(Unintelligible)?

Man:	Let me make this really clear, one more time. All products stay. There is not going to be a rationalization and one product goes. All products lines stay.

Let me repeat that. Everything stays.

So let’s not create a problem for ourselves. Let me make this really clear. IBM’s product line lives on (In Total). Our product line on (In Total). We use Venetica or what they call ICE and it’s the way to integrate.

So if you’ve got a customer that happens to have IBM and FileNET, the answer is, you know, those can be integrated.

But I think the right thing is we shouldn’t go there. We should stay right now until the end of closing is hey, this is FileNET’s product and this is FileNET’s roadmap and you have to make a decision based on that. You know, I don’t want to get out there - you don’t want to get into a situation where you’re trying to articulate something about IBM. I mean we’re way over the railroad track on that one.

I would just say, “Hey look, we work with FileNET and we stay working for FileNET until this deal closes. Here’s our product roadmap and here’s where we’re going.”

Man:	I realize (unintelligible) position, but is there anything you can (unintelligible) say (unintelligible) IBM (unintelligible)?

Man:	You know we don’t have an answer. The reality is, you know, we’re going to over the next, you know, 90 days, you know, get in as we do the integration work look at the territories and figure out, you know, what makes sense and whose on what territory.

Obviously, you know, nobody wants to break a relationship, right. So if we’ve got a great FileNET salesman on account X and (well) you’re in there, you know, we’re probably not going to make that change.

But, you know, it takes a little bit of time. You have to go down and sort it out.

But the reality is we’re going to be fishing in a much bigger pond. So there’s a whole set of accounts today that we can’t get to and industries that we can’t get to because we don’t have the reach.

So if I was the salesman, you know, I would tell you one thing. We’ve see the comp plans, they’re very similar. If I was a salesman I’d just say go, help (unintelligible). Last time I checked make a lot of money in the fourth quarter. Come up for air when we’re ready to have a dialogue.

And don’t speculate on it. What I’m telling you is every salesman is going to have a job. And it’s in our interest to make sure every salesman got a territory that’s productive. And we’re going to do that.

With that I think we better time out because we’ve got an employee meeting.

So I know you have more questions so we’ll try to find a way to get them. But I hope you guys are excited as I am. I think this is a really good thing.

END